Exhibit 99.2

For Immediate Release	Contact: Joann Marsili
September 19, 2005	AVP/Director of Marketing
570-504-2249
joann.marsili@fddbank.com

Steve Ackmann, President and CEO of Fidelity Deposit and Discount Bank, headquartered in Dunmore, announces that James T. Gorman joins Fidelity Bank as Executive Vice President, Senior Loan Officer and Chief Commercial Banking Officer.

James T. Gorman comes to Fidelity Bank with over 24 years experience in commercial and small business lending, corporate investment banking and loan review.  Prior to joining Fidelity Bank, he was Senior Vice President and Regional Sales Manager at a local financial institution.  He brings with him an impressive track record along with extensive experience in credit underwriting, portfolio management, risk review, sales and investment banking.

Mr. Gorman will manage the Commercial Banking Division of Fidelity Bank.  He will be responsible for developing and managing new and existing commercial business and servicing the lending needs of Fidelity business customers.  Gorman, a resident of Bear Creek, earned his undergraduate degree from Kings College, his Masters in Business Administration from Wilkes University, and successfully completed numerous executive banking school programs in his career.

 “James has incredible knowledge and experience that will help us to continue to grow one of our primary focus areas of the Bank . We are very pleased he is joining us.” said Steve Ackmann, President and CEO of Fidelity Deposit and Discount Bank.

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For Additional Information Contact:

Patty DeScipio

Marketing Assistant

(570) 504-8082

Patricia.descipio@fddbank.com